EXHIBIT 23.1
Consent of Independent Accountants
     We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128418) pertaining to the 1999 Equity Incentive Plan and the 2005 Stock Incentive Plan of NeuStar, Inc. of our report dated June 22, 2006 with respect to the financial statements of UltraDNS Corporation, included in Amendment No. 1 to the Current Report on Form 8-K/A of NeuStar, Inc. dated July 7, 2006.
/s/ Ernst & Young LLP
McLean, VA
June 30, 2006